Report Generated: 3/15/2023 3:50:51 PM

Financial Data Updated: 3/14/2023 9:26:00 AM

BS Consolidated - YTD

Period: 12 of 2022 ending on 1/1/2023

Unaudited

	Augusta-AG
	Current
ASSETS	
CURRENT ASSETS	
CASH AND CASH EQUIVALENTS	1,133,272
ACCOUNTS RECEIVABLE, NET	15,642
INVENTORY	142,607
PREPAID EXPENSES	104,146
INTERCOMPANY RECEIVABLE	(207,581)
DUE TO/FROM AFFILATES	0
OTHER CURRENT ASSETS	0
CURRENT ASSET	1,188,086
FIXED ASSETS, NET	6,551,489
INTANGIBLE ASSETS, NET	6,934,198
DEPOSITS AND PREPAYMENTS	25,472
TOTAL ASSETS	14,699,245
LIABILITIES AND EQUITY	
LIABILITIES	
CURRENT LIABILITIES	
ACCOUNTS PAYABLE	156,272
ACCRUED LIABILITIES	615,075
CURRENT LIABILITIES	771,347
LONG TERM LIABILITIES	
LOANS	9,065,627
LONG TERM LIABILITIES	9,065,627
OTHER LIABILITIES	46,003
LIABILITIES	9,882,977
STOCKHOLDERS EQUITY	4,816,268
TOTAL LIABILITIES AND EQUITY	14,699,245

Report Generated: 3/15/2023 4:12:48 PM
Financial Data Updated: 3/14/2023 9:29:00 AM

PL Store - YTD

Period: 12 of 2022 ending on 1/1/2023

Unaudited

	JAI Augusta LLC
	Current
NET PROFIT AND (LOSS)	
REVENUE - SALES	2,888,601
FOOD AND PAPER COST	982,792
SALARIES AND WAGES	631,627
GROSS PROFIT FROM OPS	1,274,181
TAXES, & BENEFITS	116,531
PRIME PROFIT	1,157,650
UTILITIES EXP	86,067
SUPPLIES	39,976
REPAIR & MAINT	78,487
OTHER CONTROLLABLES	54,650
PACE	898,470
ADVERTISING & PROMO	164,627
TAXES & LICENSES	23,305
OTHER NON CONTROLLABLES	157,048
OCCUPANCY	210,984
DEPR & AMORT	367,538
NET INCOME STORE LEVEL	(25,031)
ADMIN EXPENSES	18,167
OTHER (INCOME) LOSS	145,442
OTHER NON-RECURRING EXPENSES	118,683
NET PROFIT (LOSS)	(307,323)